Exhibit 99.1
AVANIR REPORTS THIRD QUARTER FISCAL 2008
FINANCIAL RESULTS
*Refines Timeline for Zenvia™ Clinical Data*
ALISO VIEJO, Calif., August 7, 2008 – Avanir Pharmaceuticals (NASDAQ: AVNR) today reported financial results for the three and nine months ended June 30, 2008.
For the third quarter of fiscal 2008, Avanir reported a net loss of $1.4 million, or $0.02 per share, compared with a net loss of $9.2 million, or $0.23 per share, for the same period in fiscal 2007. Total net revenues for the third quarter of fiscal 2008 were $2.6 million compared with $2.2 million for the same period in fiscal 2007. Total operating expenses were $5.5 million in the third quarter of fiscal 2008, compared with $10.1 million in the comparable fiscal 2007 period. In addition, cash used in continuing operations during the third quarter of fiscal 2008 was $3.2 million compared to $8.5 million of cash used in continuing operations in the third quarter of fiscal 2007. Net loss for the quarter was positively impacted by a gain on the early retirement of our outstanding debt of $1.0 million, an earned royalty on docosanol in Europe of $1.4 million, as well as the recovery of previous legal expenses of $1.2 million.
For the first nine months of fiscal 2008, Avanir reported a net loss of $12.3 million, or $0.23 per share, compared with a net loss of $33.0 million, or $0.93 per share, for the comparable period of fiscal 2007. Total net revenues for the first nine months of fiscal 2008 were $5.8 million compared with $6.4 million for the first nine months of fiscal 2007. Total operating expenses were $18.0 million in the first nine months of fiscal 2008, compared with $32.7 million in the comparable fiscal 2007 period. In addition, cash used in continuing operations during the first nine months of fiscal 2008 was $12.2 million compared to $35.2 million in the first nine months of fiscal 2007.
“Avanir continues to make great strides in advancing the Zenvia Phase III clinical development programs in pseudobulbar affect (PBA) and diabetic peripheral neuropathic (DPN) pain,” said Dr. Randall Kaye, Avanir’s Chief Medical Officer. “In support of the PBA program we have completed all initiation activities at all planned STAR trial investigator sites in the U.S. and we recently began enrolling the first patients from our Latin American sites. As a result of our program management efforts, we announced that we were ahead of schedule with planned patient enrollment and intended to increase the size of the STAR trial by approximately 10%. Today we are pleased to announce that we are refining our overall enrollment timeline to the earlier end of the 15 – 18 month range. Therefore, top-line data are now expected to be available during the third calendar quarter of 2009.”
“I am very pleased with the financial and clinical performance over the last quarter,” said Keith Katkin, Avanir’s President and CEO. “Throughout 2008 we have focused on the dual objectives of carefully managing expenses while rapidly advancing the clinical development of our promising drug candidate Zenvia. We are now seeing the full benefits of earlier restructuring, prudent cash management procedures and the strengthening of our clinical team. During the past quarter we took the opportunity to improve our balance sheet and eliminate our remaining debt, an action which resulted in a $1.2 million dollar savings to the company. As a result of this and other positive events in the third quarter, we have been able to lower our expected cash burn target for fiscal 2008 to approximately $20 to $22 million versus our previous estimate of $23 to $25 million.”

RECENT HIGHLIGHTS AND UPCOMING MILESTONES:
CLINICAL PROGRAMS AND PIPELINE
Zenvia in PBA
•	Announced that all planned U.S. investigator sites have been initiated and are actively screening or enrolling patients with PBA into the confirmatory Phase III STAR trial.

•	Announced that patient enrollment into the STAR trial in Latin America has commenced on schedule.

•	Announced a planned 10% expansion of target patient enrollment into the STAR trial in order to increase the statistical power of the trial and the size of the safety database.

•	Provided new guidance that patient enrollment is expected to be completed by the end of the first calendar quarter of 2009 versus the previous guidance of no later than the end of the second calendar quarter of 2009. Therefore, top-line data is expected no later than the third calendar quarter of 2009.
Zenvia in DPN Pain
•	Announced a positive outcome from a large, formal pharmacokinetic study. Two new Zenvia dosing regimens met the Company’s criteria to advance into the next Phase III study in patients with DPN pain. Both doses are expected to provide an improved cardiac risk profile and enhanced tolerability versus doses of Zenvia previously tested for that indication.

•	Announced that the Company intends to submit a Zenvia Phase III DPN pain study protocol to the FDA under the Special Protocol Assessment (SPA) process by 2008 year end.
COMPANY OPERATIONS

•	Announced that the European Patent Office has granted Avanir a new patent, extending the period of commercial exclusivity for Zenvia in Europe into 2023. The Company has a corresponding patent application pending within the U.S. Patent and Trademark Office and is optimistic of a positive outcome based on the granting of the European patent.

•	Announced that the Company earned a royalty payment of approximately $1.4 million related to docosanol in Europe.

•	Reduced the estimated cash burn from operations (excluding financing activities and debt repayment) for fiscal 2008 to $20 to $22 million from the previous estimate of $23 to $25 million.

•	Announced that the Company agreed to amend the payment schedule of $12 million in Promissory Notes issued in connection with the 2006 acquisition of Alamo Pharmaceuticals that were originally due on May 24, 2009. In exchange for immediate payment, the aggregate outstanding principal amount due under the Notes was reduced by 9.25%, or approximately $1.1 million. Accordingly, the Company paid a total sum of $10.9 million on June 6, 2008 in full satisfaction of the Notes. The accelerated repayment of the Notes represents an estimated savings of approximately $1.2 million in principal and interest payments through the original Maturity Date, net of estimated lost earnings on cash balances that would have been held through the Maturity Date.

•	Reaffirmed that the Company believes it has sufficient capital to fund operations through the FDA approval decision date for the Zenvia PBA application, which is expected in the latter half of 2010.

BALANCE SHEET HIGHLIGHTS
As of June 30, 2008, Avanir had cash and investments in securities totaling $47.9 million, including cash and cash equivalents of $47.0 million and restricted investments in securities of $0.9 million.
Conference Call and Webcast
Management will host a conference call with a simultaneous webcast today beginning at 11:00 a.m. Eastern time / 8:00 a.m. Pacific time to discuss its financial results and recent business developments. The call will feature Keith Katkin, President and Chief Executive Officer; Randall Kaye, MD, Senior Vice President and Chief Medical Officer; and Christine Ocampo, Vice President of Finance to discuss financial results and answer questions. Investors are invited to listen to the live webcast by visiting Avanir‘s corporate website at www.avanir.com.
An archived copy of the webcast will be available on AVANIR’s website for 30 days, and a telephone replay will be available through August 12, 2008, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 56449012.
About Zenvia
Zenvia is a combination of two well-characterized compounds: the therapeutically active ingredient dextromethorphan and the enzyme inhibitor quinidine, which serves to increase the bioavailability of dextromethorphan. This first-in-class drug candidate is believed to help regulate excitatory neurotransmission in two ways: through pre-synaptic inhibition of glutamate release via sigma-1 receptor agonist activity and through postsynaptic glutamate response modulation via uncompetitive, low-affinity NMDA antagonist activity. Zenvia is currently in development for the treatment of pseudobulbar affect (PBA) and diabetic peripheral neuropathic (DPN) pain. In October 2006, the Company received an approvable letter for Zenvia in the treatment of PBA. The Company has initiated a confirmatory Phase III study under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA) utilizing a new lower quinidine dose formulation of Zenvia intended to address safety concerns raised in the Agency’s approvable letter for Zenvia in the treatment of PBA. For more information about this trial visit http://www.pbatrial.com and for more information about the Agency’s SPA process see http://www.fda.gov/cder/guidance/3764fnl.htm. In April 2007, Avanir announced successfully meeting all primary endpoints in a Phase III study of Zenvia in DPN pain. In May 2008, the Company released top-line results of a formal pharmacokinetic (PK) study that identified alternative lower-dose quinidine formulations of Zenvia for DPN pain intended to deliver similar efficacy and improved safety/tolerability versus the formulations previously tested for this indication.
About Avanir
Avanir Pharmaceuticals is focused on acquiring, developing, and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s products and product candidates address therapeutic markets that include the central nervous system, inflammation, and infectious diseases. Avanir‘s lead product candidate, Zenvia, is being developed for the treatment of pseudobulbar affect (PBA) and is the subject of an approvable letter from the U.S. Food and Drug Administration (FDA) for that indication. The Company has initiated a confirmatory Phase III study under a Special Protocol Assessment (SPA) agreement with the FDA utilizing a new lower quinidine dose formulation of Zenvia intended to address safety concerns raised in the Agency’s approvable letter for Zenvia in the treatment of PBA. Additionally, in April 2007 Avanir announced meeting all primary endpoints in a Phase III clinical trial with Zenvia in patients with diabetic peripheral neuropathic (DPN) pain. In May 2008 the Company released top-line results of a formal pharmacokinetic (PK) study that identified alternative lower-dose quinidine formulations of Zenvia for DPN pain intended to deliver similar efficacy and improved safety/tolerability versus the formulations previously tested for this indication. Avanir has licensed its MIF inhibitor program to Novartis International Pharmaceuticals Ltd. and has sold its anthrax monoclonal antibody program to Emergent BioSolutions. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com and further information about pseudobulbar affect can be found at www.PBAinfo.org.
Forward Looking Statements
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. There can be no assurance that any additional Phase III trial for Zenvia will be successful, that any new doses of Zenvia for PBA or DPN pain will be safe and effective, that the U.S. Food and Drug Administration (FDA) will approve Zenvia for any indication, that the Company will meet clinical development timelines, that the Company will be able to achieve targeted levels of expenditures or that the Company will be able to secure additional worldwide intellectual property protection for its Zenvia patent portfolio. There can be no assurances that Zenvia clinical development programs for indications other than pseudobulbar affect will move forward without additional capital or partnerships. There can also be no assurance that the proceeds from the Company’s recently completed offering of common stock and warrants will be sufficient to fund our clinical trials to completion as expected or to fund operations through the expected timing of an approval decision from the FDA. Risks and uncertainties affecting the Company’s financial condition and operations also include the risks set forth in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.